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                                                                    EXHIBIT 10.2
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                             CONTRIBUTION AGREEMENT

     This Contribution Agreement, dated as of April 2, 2001 is made and entered into by among SonicPort, Inc., a Nevada corporation (the "Company"), David Baeza ("Baeza") and Stanton Dodson ("Dodson"), and is made with reference to the following:

     A. Baeza and Dodson are principal shareholders, directors and executive officers of the Company.

     B. The Company has entered into that certain Amended and Restated Share Exchange Agreement dated as of March 30, 2001 (the "Restated Share Exchange Agreement") with US Dataworks, Inc. ("Allstate") and the stockholders of Allstate (the "Sellers") pursuant to which the Company agreed to acquire from the Sellers all of the Sellers' shares in Allstate (the "Acquisition").

     C. The Restated Share Exchange Agreement requires the Company to issue 4,000,000 more shares of its Common Stock than authorized by the Company's shareholders, and Baeza and Dodson have agreed to contribute such number of shares to the treasury of the Company (the "Contribution") on the terms and conditions set forth herein.

     D. Baeza and Dodson have also agreed to sell to the Company an aggregate of 2.2 million shares of the Common Stock of the Company (the "Sale") on the terms and conditions set forth herein.

     E. The Contribution and the Sale will strengthen the capital structure of the Company and will assist the Company in raising additional capital, to the benefit of Baeza and Dodson.

     F. Baeza and Dodson are not receiving any consideration for the Contribution other than the benefit to the Company of strengthening the capital structure of the Company and assistance to the Company in raising additional capital.

     NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereby agree as follows:

     1.   Contribution to Capital. Concurrently with the closing of the Restated
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Share Exchange Agreement (the "Closing"), each of Baeza and Dodson shall contribute an aggregate of 2.4 million shares of Common Stock of the Company (the "Initial Contributed Shares") (on the basis of 1,450,000 shares from Baeza and 950,000 shares from Dodson). Additionally, as and when requested by the Board of Directors of the Company (but in no event later than six months from the date hereof), Baeza and Dodson shall contribute an additional 1.6 million shares of the Common Stock of the Company (the "Additional Contributed Shares") (on the basis of 50% from Baeza and 50% from Dodson). The obligation to contribute the Initial Contributed Shares and the Additional Contributed Shares is several.
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     2.   Sales of Shares. Baeza and Dodson hereby agree to sell to the Company
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and the Company agrees to purchase from Dodson and Baeza an aggregate of 2.2 million shares (the "Sold Shares") on the basis of 1,100,000 shares from each. The sale of the Sold Shares shall be made concurrently with the Closing. The purchase price for the Sold Shares shall be an aggregate of $220,000 payable pursuant to a promissory notes in favor of Dodson and Baeza (the "Notes") containing the following terms: (a) interest rate of 10% per annum; (b) the principal amount of the Notes plus accrued interest shall be payable at such time as the Company has raised on a cumulative basis gross proceeds from financings (debt and/or equity) after the date hereof of an aggregate of $5,000,000; provided, however, that if such amount has not been raised by the second anniversary of the date of the Notes, no payment shall be due under the Notes.

     3.   Representations, Warranties and Covenants of Baeza and Dodson. Each of
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Baeza and Dodson hereby represents, warrants and covenants to the Company as follows:

          (a) He has and will have good and marketable title to the Initial Contributed Shares, the Additional Contributed Shares and the Sold Shares, and upon contribution of the Additional Contributed Shares and the Sold Shares to the Company and sale of the Sold Shares, the Company will acquire from him good and marketable title to such Shares, free and clear of any liens or encumbrances.

          (b) He has all necessary power and authority to enter into, execute and deliver this Contribution Agreement, to contribute to the Company the Additional Contributed Shares and the Sold Shares, and sell the Sold Shares.

          (c) This Contribution Agreement has been duly and validly executed by him and (assuming the due authorization, execution and delivery by the Company) constitutes the legal, valid and binding obligation of him, enforceable in accordance with his terms, except as the same may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting creditors' rights generally or by general equitable principles affecting the enforcement of contracts.

          (d) Neither the execution and delivery by him of this Contribution Agreement, nor the consummation of the Contribution and the Sale will constitute a material default under, give rises to any right of termination or acceleration of, or to a loss of any material benefits under any agreement to which he is a party.

          (e) At all times during the term hereof, he will own a sufficient number of the Additional Contributed Shares and the Sold Shares to satisfy his obligations hereunder.

     4.   Third Party Beneficiary. The Sellers shall be deemed to be third party
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beneficiaries of this Agreement.

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     IN WITNESS WHEREOF, the parties hereto have duly executed this Contribution
Agreement as of the day and year first above written.

                                    SonicPort, Inc., a Nevada corporation


                                    By: /s/ David Baeza
                                       _____________________________________
                                       President and Chief Executive Officer

                                    /s/ David Baeza
                                    _____________________________________
                                    David Baeza

                                    /s/ Stanton Dodson
                                    _____________________________________
                                    Stanton Dodson